                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors


Titan Exploration, Inc.



     We consent to the use of our audit report dated March 31, 1996, except as to Note 1 which is as of September 30, 1996, on the consolidated financial statements of Titan Exploration, Inc. and subsidiaries as of December 31, 1995, and for the period from March 31, 1995 (date of inception) through December 31, 1995, our audit report on the 1995 Acquisition for the years ended December 31, 1993 and 1994 and the period ended December 11, 1995, and our audit report on the 1996 Acquisition for the years ended December 31, 1993, 1994 and 1995 each included herein and to the reference to our firm under the heading "Experts" in the Prospectus.



                                            KPMG Peat Marwick LLP



Midland, Texas


November 15, 1996